THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Third Amendment”) is dated and effective as of February 27, 2015, and constitutes an amendment to that certain Purchase and Sale Agreement effective as of November 21, 2014 (the “Original Agreement”), that certain First Amendment to Purchase and Sale Agreement dated as of January 9, 2015 (“First Amendment”) and that certain Second Amendment to Purchaser and Sale Agreement  dated January 30, 2015, by and between MVP FORT WORTH TAYLOR, LLC, a Nevada limited liability company (“Buyer”), and LAZ/LA VI THE, L.P., a Delaware limited partnership (“Seller”).

RECITALS

The Second Amendment provided for a Due Diligence Period (as defined in the Original Agreement) which the parties agree expires on February 27, 2015.

The Original Agreement also provided certain contingencies as provided in Section 2.3(d).

The Amendments provide for additional contingencies.

Buyer and Seller wish to extend the expiration date of the Due Diligence Period and amend their agreements on the following terms and conditions.

NOW, THEREFORE, in consideration of the covenants set forth in this Third Amendment and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and Seller hereby agree to amend the Parties Agreements as follows:

AGREEMENT

1.           Recitals; Defined Terms.  The Recitals are true and correct and are incorporated herein. All capitalized terms not defined in this Amendment shall have the same meaning set forth for such terms in the Parties Agreements.

2.           Inspection Period.  The Due Diligence Period defined in Section 1.1(g) of the Original Agreement is hereby extended to March 10, 2015 at 5:00 p.m. (Pacific) (the “Extended Due Diligence Deadline”).

3.           Ratification.  Except as modified hereby, the Parties Agreements remain unchanged and are hereby ratified and affirmed by Buyer and Seller and remain in full force and effect.

4.           Deposit of Funds.  Buyer intends to deposit approximately $11,400,000.00 into Escrow in anticipation of Closing. The deposit of such funds shall not be a waiver of the outstanding contingencies and shall be fully refundable to Buyer until all contingencies are either waived or satisfied during the Extended Due Diligence Period.

5.           Counterparts.  This Third Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the day and year written below.

SELLER:

LAZ/LA VI THE L.P., a Delaware limited partnership

By:	LAZ/LA VI THE GP, LLC, a Delaware limited liability company, its General Partner

By:	LAZ/LA VI, LLC, a Delaware limited liability company, its sole member

By:	LAZ Parking Realty Investors, LLC, a Connecticut	limited liability company, its manager

Date:	By:
Name: Larry J. Stubbs
Title: Authorized Signatory

PURCHASER:

MVP FORT WORTH TAYLOR, LLC.
a Nevada limited liability company

By:  MVP Realty Advisors, LLC
A Nevada limited liability company, its Manager

  By:
  Name: Michael Shustek
                                      Title:  Manager
Date: